Exhibit 3.66

CERTIFICATE OF FORMATION

OF

ASP REALTY, LLC

JANUARY 28, 2016

The undersigned, desiring to form a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Delaware Code, Chapter 18, hereby certifies as follows:

FIRST: The name of the limited liability company is ASP Realty, LLC.

SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the day first written above.

AMERICAN STORES COMPANY, LLC
its sole member
By: New Albertson’s, Inc., its sole member

By:	/s/ Robert A. Gordon
Name:	Robert A. Gordon
Title:	Executive Vice President, General Counsel & Secretary

[ASP Realty, LLC DE Certificate of Formation – Signature Page]